                                                                    Exhibit 99.1

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Premier Community Bankshares, Inc.

     We have audited the accompanying consolidated balance sheets of Premier Community Bankshares, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 2002, 2001 and 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Premier Community Bankshares, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years ended December 31, 2002, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.


/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
January 10, 2003

                       PREMIER COMMUNITY BANKSHARES, INC.

                           Consolidated Balance Sheets
                           December 31, 2002 and 2001
                      (In Thousands, Except for Share Data)

         Assets                                                                2002              2001
                                                                             --------          --------
Cash and due from banks                                                      $ 22,719          $ 17,494
Interest-bearing deposits in other banks                                        2,049               186
Federal funds sold                                                             19,017            22,185
Securities available for sale, at fair value                                   15,276            11,637
Securities held to maturity (fair value approximates $10,033 and $9,838
   at December 31, 2002 and 2001, respectively)                                10,020             9,756
Loans held for sale                                                                --               471
Loans, net of allowance for loan losses of $3,340 in 2002
   and $2,459 in 2001                                                         312,554           229,300
Bank premises and equipment, net                                                7,660             5,376
Accrued interest receivable                                                     1,645             1,398
Other real estate                                                                  67                67
Other assets                                                                    2,748             1,995
                                                                             --------          --------
                                                                             $393,755          $299,865
                                                                             ========          ========
         Liabilities and Shareholders' Equity

Liabilities
   Deposits:
      Noninterest-bearing demand deposits                                    $ 48,536          $ 36,760
      Savings and interest-bearing demand deposits                            100,969            77,919
      Time deposits                                                           195,557           142,958
                                                                             --------          --------
         Total deposits                                                      $345,062          $257,637
   Federal Home Loan Bank advances                                              9,000             7,000
   Short-term borrowings                                                          535               559
   Accounts payable and accrued expenses                                        2,138             1,720
   Capital lease payable                                                          196               204
   Trust Preferred Capital Notes                                                7,000             7,000
   Commitments and contingent liabilities                                          --                --
                                                                             --------          --------
         Total liabilities                                                   $363,931          $274,120
                                                                             --------          --------

Shareholders' Equity
   Preferred stock, Series A, 5% noncumulative, no par
      value; 1,000,000 shares authorized and unissued                        $     --          $     --
   Common stock, $1 par value; 20,000,000 shares authorized; 2002,
      4,555,484 shares issued and outstanding; 2001, 4,527,484 shares
      issued and outstanding                                                    4,555             4,527
   Capital surplus                                                             14,977            14,808
   Retained earnings                                                           10,023             6,342
   Accumulated other comprehensive income                                         269                68
                                                                             --------          --------
         Total shareholders' equity                                          $ 29,824          $ 25,745
                                                                             --------          --------
                                                                             $393,755          $299,865
                                                                             ========          ========

See Notes to Consolidated Financial Statements.

                       PREMIER COMMUNITY BANKSHARES, INC.

                        Consolidated Statements of Income
                  Years Ended December 31, 2002, 2001 and 2000
                    (In Thousands, Except for Per Share Data)


                                                                                    2002               2001                2000
                                                                                -----------         -----------         -----------
Interest and dividend income:
   Interest and fees on loans                                                   $    21,558         $    18,207         $    16,054
   Interest on investment securities:
     Nontaxable                                                                         188                 119                  48
     Taxable                                                                            402                 276                 425
   Interest and dividends on securities available for sale:
     Nontaxable                                                                          98                  48                  30
     Taxable                                                                            485                 645                 708
     Dividends                                                                           83                  75                  83
   Interest on deposits in banks                                                         12                  39                  73
   Interest on federal funds sold                                                       228                 826               1,066
                                                                                -----------         -----------         -----------
           Total interest and dividend income                                   $    23,114         $    20,235         $    18,487
                                                                                -----------         -----------         -----------

Interest expense:
   Interest on deposits                                                         $     7,788         $     8,662         $     7,890
   Interest on capital lease obligations                                                 16                  16                  17
   Interest on borrowings                                                               664                 386                 302
                                                                                -----------         -----------         -----------
           Total interest expense                                               $     8,468         $     9,064         $     8,209
                                                                                -----------         -----------         -----------
           Net interest income                                                  $    14,646         $    11,171         $    10,278
Provision for loan losses                                                             1,100                 687                 483
                                                                                -----------         -----------         -----------
              Net interest income after provision for loan losses               $    13,546         $    10,484         $     9,795
                                                                                -----------         -----------         -----------

Noninterest income:
   Service charges on deposit accounts                                          $     1,517         $     1,492         $     1,088
   Commissions and fees                                                                 711                 246                 150
   Other                                                                                212                 166                  94
                                                                                -----------         -----------         -----------
           Total noninterest income                                             $     2,440         $     1,904         $     1,332
                                                                                -----------         -----------         -----------

Other expenses:
   Salaries and employee benefits                                               $     5,133         $     4,123         $     3,601
   Net occupancy expense of premises                                                    555                 451                 401
   Furniture and equipment                                                              608                 581                 534
   Merger expenses                                                                       --                  27                 340
   Other                                                                              3,231               2,332               2,250
                                                                                -----------         -----------         -----------
           Total other expenses                                                       9,527               7,514               7,126
                                                                                -----------         -----------         -----------

           Income before income taxes                                           $     6,459         $     4,874         $     4,001
Provision for income tax                                                              2,095               1,624               1,457
                                                                                -----------         -----------         -----------
           Net income                                                           $     4,364         $     3,250         $     2,544
                                                                                ===========         ===========         ===========

Earnings per share, basic                                                       $      0.96         $      0.72         $      0.56
                                                                                ===========         ===========         ===========
Earnings per share, assuming dilution                                           $      0.94         $      0.71         $      0.55
                                                                                ===========         ===========         ===========

See Notes to Consolidated Financial Statements.

                       PREMIER COMMUNITY BANKSHARES, INC.

           Consolidated Statements of Changes in Shareholders' Equity
                  Years Ended December 31, 2002, 2001 and 2000
                        (In Thousands, except Share Data)


                                                                                           Accumulated
                                                                                             Other
                                                                                             Compre-       Compre-         Total
                                                     Common       Capital      Retained      hensive       hensive     Shareholders'
                                                      Stock       Surplus      Earnings   Income (Loss)    Income         Equity
                                                     -------      --------     --------   -------------  ----------    -------------

Balance, December 31, 1999                           $  4,559     $ 15,162     $  1,547   $       (195)                  $   21,073
 Comprehensive income:
  Net income                                               --           --        2,544             --          2,544         2,544
  Other comprehensive income, unrealized
   gain on securities available for sale
   (net of tax, $105)                                      --           --           --            204            204           204
                                                                                                           ----------
  Total comprehensive income                               --           --           --             --     $    2,748            --
                                                                                                           ==========
 Dividends declared ($0.10 per share)                      --           --         (458)            --                         (458)
 Issuance of common stock - exercise of
  stock options (5,000 shares)                              5           20           --             --                           25
 Repurchase of common stock -
  (16,500 shares)                                         (17)         (64)          --             --                          (81)
                                                     --------     --------     --------   ------------                   ----------
Balance, December 31, 2000                           $  4,547     $ 15,118     $  3,633   $          9                   $   23,307
 Comprehensive income:
  Net income                                               --           --        3,250             --     $    3,250         3,250
  Other comprehensive income, unrealized
   gain on securities available for sale
   (net of tax, $30)                                       --           --           --             59             59            59
                                                                                                           ----------
  Total comprehensive income                               --           --           --             --     $    3,309            --
                                                                                                           ==========
 Dividends declared ($0.12 per share)                      --           --         (541)            --                         (541)
 Issuance of common stock - exercise of
  stock options (95,458 shares)                            95          368           --             --                          463
 Repurchase of common stock -
  (114,669 shares)                                       (115)        (678)          --             --                         (793)
                                                     --------     --------     --------   ------------                   ----------
Balance, December 31, 2001                           $  4,527     $ 14,808     $  6,342   $         68                   $   25,745
 Comprehensive income:
  Net income                                               --           --        4,364             --     $    4,364         4,364
  Other comprehensive income, unrealized
   gain on securities available for sale
   (net of tax, $104)                                      --           --           --            201            201           201
                                                                                                           ----------
  Total comprehensive income                               --           --           --             --     $    4,565            --
                                                                                                           ==========
 Dividends declared ($0.15 per share)                      --           --         (683)            --                         (683)
 Issuance of common stock - exercise of
  stock options (28,000 shares)                            28          169           --             --                          197
                                                     --------     --------     --------   ------------                   ----------
Balance, December 31, 2002
                                                     $  4,555     $ 14,977     $ 10,023   $        269                   $   29,824
                                                     ========     ========     ========   ============                   ==========

See Notes to Consolidated Financial Statements.

                       PREMIER COMMUNITY BANKSHARES, INC.

                      Consoliated Statements of Cash Flows
                  Years Ended December 31, 2002, 2001 and 2000
                             (Dollars in Thousands)

                                                                                              2002          2001            2000
                                                                                          -----------    ----------      ----------
Cash Flows from Operating Activities
   Net income                                                                             $   4 ,364     $   3,250       $   2,544
   Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization                                                               498           460             509
     Provision for loan losses                                                                 1,100           687             483
     Deferred tax (benefit)                                                                     (179)         (175)           (172)
     Loss on sale of other real estate                                                            --            --               3
     Loss on sale of equipment                                                                    14            --              --
     Net amortization on securities                                                               22            17              48
     Origination of loans held for sale                                                       (4,624)       (6,291)         (3,778)
     Proceeds from sale of loans held for sale                                                 5,095         5,975           3,623
     Changes in asset and liabilities:
       Increase in other assets                                                                 (598)         (422)           (354)
       Increase in accrued interest receivable                                                  (187)          (21)           (309)
       Increase (decrease) in accounts payable and accrued expenses                               74           (81)            134
       Increase (decrease) in interest expense payable                                            38           (35)            109
                                                                                          ----------     ---------       ---------
         Net cash provided by operating activities                                        $    5,617     $   3,364       $   2,840
                                                                                          ----------     ---------       ---------

Cash Flows from Investing Activities
   Proceeds from maturities, calls and principal payments of investment securities        $    2,590     $   3,691       $   1,534
   Proceeds from maturities, calls and principal payments of securities
     available for sale                                                                        7,988         9,515             617
   Purchase of investment securities                                                          (2,873)       (5,416)         (1,980)
   Purchase of securities available for sale                                                 (11,336)       (6,049)         (3,885)
   Net increase in loans                                                                     (84,353)      (44,586)        (33,715)
   Purchase of bank premises and equipment                                                    (2,763)         (858)           (537)
   Improvements to other real estate                                                              --            --              (3)
   Proceeds from sale of other real estate                                                        --           238             183
                                                                                          ----------     ---------       ---------
         Net cash (used in) investing activities                                          $  (90,747)      (43,465)        (37,786)
                                                                                          ----------     ---------       ---------

Cash Flows from Financing Activities
   Net increase in demand deposits, NOW accounts and savings accounts                     $   34,826     $  18,307       $  18,423
   Net increase in certificates of deposit                                                    52,599        27,177          12,578
   Increase (decrease) in Federal Home Loan Bank advances                                      2,000        (1,500)          7,500
   Increase (decrease) in short-term borrowings                                                  (24)           13             243
   Proceeds from trust preferred capital notes                                                    --         7,000              --
   Net proceeds from issuance of common stock                                                    197           463              25
   Acquisition of common stock                                                                    --          (793)            (81)
   Principal payments on capital lease obligations                                                (8)           (7)             (7)
   Payment of dividends                                                                         (541)         (455)           (185)
                                                                                          ----------     ---------       ---------
         Net cash provided by financing activities                                        $   89,049     $  50,205          38,496
                                                                                          ----------     ---------       ---------


         Increase in cash and cash equivalents                                            $    3,919     $  10,104       $   3,550

Cash and Cash Equivalents
   Beginning                                                                                  39,865        29,761          26,211
                                                                                          ----------     ---------       ---------
   Ending                                                                                 $   43,784     $  39,865       $  29,761
                                                                                          ==========     =========       =========

Supplemental Disclosures of Cash Flow Information
   Cash payments for:
   Interest                                                                               $   8 ,442     $   9,099       $   8,099
                                                                                          ==========     =========       =========
   Income taxes                                                                           $   2 ,574     $   1,867       $   1,598
                                                                                          ==========     =========       =========

Supplemental Schedule of Noncash Investing and Financing Activities
   Other real estate acquired in settlement of loans                                      $       --     $     305       $      --
                                                                                          ==========     =========       =========
   Unrealized gain on securities available for sale                                       $      305     $      89       $     309
                                                                                          ==========     =========       =========

See Notes to Consolidated Financial Statements.

                       PREMIER COMMUNITY BANKSHARES, INC.

                   Notes to Consolidated Financial Statements

Note 1.   Nature of Banking Activities and Significant Accounting Policies

          Premier Community Bankshares, Inc. (the "Corporation") is a Virginia multi-bank holding company headquartered in Winchester, Virginia. The Corporation owns The Marathon Bank, Rockingham Heritage Bank and its subsidiary, RHB Services, Inc. and Premier Statutory Trust I.

          The accounting and reporting policies of the Corporation and its subsidiaries conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following is a summary of the more significant policies.

            Principles of Consolidation

               The consolidated financial statements of the Premier Community Bankshares, Inc. and its subsidiaries, include the accounts of all companies. All material intercompany balances and transactions have been eliminated.

             Securities

               Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

               Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

             Loans

               The Corporation's banking subsidiaries grant mortgage, commercial and consumer loans to customers. These loans are expected to be repaid from cash flows or proceeds from the sale of selected assets of the borrowers. A substantial portion of the loan portfolio is represented by mortgage loans throughout the Augusta, Frederick, Rockingham, Shenandoah and Warren County areas of Virginia. The ability of the debtors to honor their contracts is dependent upon the real estate and general economic conditions in these areas.

                   Notes to Consolidated Financial Statements

          Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances less the allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using a method that approximates the interest method.

          The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Loans are placed on nonaccrual at an earlier date or charged off if collection of principal or interest is considered doubtful.

          All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

     Loans Held for Sale

          Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

     Allowance for Loan Losses

          The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

          The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. Management uses three steps in calculating the balance of the reserve. The first step is the specific classification which examines problem loans and applies a weight factor to each category. The weight factor is based upon historical data and the loans within each category are reviewed on a monthly basis to determine changes in their status. The second step applies a predetermined rate against total loans with unspecified reserves. Again, this rate is based upon experience and can change over time. The third step is an unallocated allowance which is determined by economic events and conditions that may have a real, but as yet undetermined, impact upon the portfolio. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

                   Notes to Consolidated Financial Statements

          The impairment of loans that have been separately identified for evaluation is measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

     Classifications of Amortization on Assets Acquired Under Capital Leases

          The amortization expense on assets acquired under capital leases is included with the depreciation expense.

     Earnings Per Share

          Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options, and are determined using the treasury stock method.

     Income Taxes

          Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

     Cash and Cash Equivalents

          For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

                   Notes to Consolidated Financial Statements

     Bank Premises and Equipment

          Land is carried at cost. Buildings and equipment are carried at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets.

     Other Real Estate Owned

          Foreclosed properties are recorded at the lower of the outstanding loan balance at the time of foreclosure or the estimated fair value less estimated costs to sell. At foreclosure any excess of the loan balance over the fair value of the property is charged to the allowance for loan losses. Such carrying value is periodically reevaluated and written down if there is an indicated decline in fair value. Costs to bring a property to salable condition are capitalized up to the fair value of the property while costs to maintain a property in salable condition are expensed as incurred.

     Advertising Costs

          The Corporation and subsidiaries follow the policy of charging the production costs of advertising to expense as incurred.

     Use of Estimates

          In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred tax assets.

     Stock Compensation Plan

          The Corporation accounts for the plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based compensation cost is reflected in net income, as all options granted under the plan has an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Corporation had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based compensation (dollars in thousands except per share amounts):

                   Notes to Consolidated Financial Statements

                                                                2002         2001         2000
                                                              --------     --------     ---------
         Net income, as reported                              $  4,364     $  3,250     $   2,544
            Total stock-based compensation expense
               determined under fair value based method
               for all rewards                                    (177)         (10)          (17)
                                                              --------     --------     ---------
         Pro forma net income                                 $  4,187     $  3,240     $   2,527
                                                              ========     ========     =========

         Basic earnings per share
           As reported                                        $   0.96     $   0.72     $    0.56
                                                              ========     ========     =========
           Pro forma                                          $   0.92     $   0.72     $    0.55
                                                              ========     ========     =========

         Diluted earnings per share
           As reported                                        $   0.94     $   0.71     $    0.55
                                                              ========     ========     =========
           Pro forma                                          $   0.91     $   0.71     $    0.55
                                                              ========     ========     =========

            See Note 16 for additional information relating to this plan.

         Reclassifications

            Certain reclassifications have been made to prior period balances to conform to the current year provisions.

Note 2.  Securities

         The amortized cost and fair value of the securities available for sale as of December 31, 2002 and 2001 are as follows:

                                                             Gross        Gross
                                            Amortized     Unrealized    Unrealized       Fair
                                              Cost           Gains       (Losses)        Value
                                            ---------     ----------    ----------     ---------
                                                                    2002
                                            ----------------------------------------------------
                                                                (In Thousands)
         U.S. Treasury Notes                $   2,000     $      --     $       --     $   2,000
         U.S. Government and
           federal agencies                     6,865           189             --         7,054
         Obligations of state and
           political subdivisions               2,880           126             --         3,006
         Mortgage-backed securities             1,424            49             --         1,473
         Equity securities                        250            44             --           294
         Restricted securities                  1,449            --             --         1,449
                                            ---------     ---------     ----------     ---------
                                            $  14,868     $     408     $       --     $  15,276
                                            =========     =========     ==========     =========

                   Notes to Consolidated Financial Statements

                                                            Gross          Gross
                                            Amortized     Unrealized     Unrealized       Fair
                                               Cost         Gains        (Losses)         Value
                                            ---------     ----------     ----------     ---------
                                                                    2001
                                            -----------------------------------------------------
                                                               (In Thousands)
          U.S. Treasury Notes               $     250     $        2     $      --      $     252
          U.S. Government and
            federal agencies                    7,626            100            (5)         7,721
          Obligations of state and
            political subdivisions              1,186             15           (11)         1,190
          Corporate bonds                         250             --            --            250
          Mortgage-backed securities              868              6            (4)           870
          Restricted securities                 1,354             --            --          1,354
                                            ---------     ----------     ----------     ---------
                                            $  11,534     $      123     $     (20)     $  11,637
                                            =========     ==========     ==========     =========

          The amortized cost and fair value of the securities available for sale as of December 31, 2002, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because mortgages underlying the mortgage-backed securities may be called or prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.

                                                                 Amortized      Fair
                                                                    Cost        Value
                                                                 ---------    ---------
                                                                     (In Thousands)
          Due in one year or less                                $  3,252     $   3,257
          Due after one year through five years                     6,119         6,333
          Due after five years through ten years                    2,374         2,470
          Mortgage-backed securities                                1,424         1,473
          Equity securities                                           250           294
          Restricted securities                                     1,449         1,449
                                                                 --------     ---------
                                                                 $ 14,868     $  15,276
                                                                 ========     =========

                   Notes to Consolidated Financial Statements

          The amortized cost and fair value of securities being held to maturity as of December 31, 2002 and 2001, are as follows:

                                                                    Gross          Gross
                                                    Amortized     Unrealized     Unrealized       Fair
                                                       Cost         Gains         (Losses)        Value
                                                    ---------     ----------     ----------     ---------
                                                                             2002
                                                    -----------------------------------------------------
                                                                       (In Thousands)
          U.S. Treasury securities                  $     250     $        2      $      --     $     252
          U.S. Government and
            federal agencies                            1,798             53             --         1,851
          Obligations of state and
            political subdivisions                      5,173            134           (112)        5,195
          Mortgage-backed securities                       48              1             --            49
          Trust preferred securities                    2,751             17            (82)        2,686
                                                    ---------     ----------      ---------     ---------
                                                    $  10,020     $      207      $    (194)    $ 10,033
                                                    =========     ==========      =========     =========

                                                                    Gross          Gross
                                                    Amortized     Unrealized     Unrealized       Fair
                                                       Cost         Gains         (Losses)        Value
                                                    ---------     ----------     ----------     ---------
                                                                             2001
                                                    -----------------------------------------------------
                                                                       (In Thousands)
          U.S. Treasury securities                  $     250     $       11      $      --     $     261
          U.S. Government and
            federal agencies                            3,494             84            (10)        3,568
          Obligations of state and
            political subdivisions                      3,145             36            (42)        3,139
          Mortgage-backed securities                       93              2             --            95
          Trust preferred securities                    2,774              1             --         2,775
                                                    ---------     ----------      ---------     ---------
                                                    $   9,756     $      134      $     (52)    $   9,838
                                                    =========     ==========      =========     =========

                   Notes to Consolidated Financial Statements

          The amortized cost and fair value of the securities being held to maturity as of December 31, 2002, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because mortgages underlying the mortgage-backed securities may be called or prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.

                                                              Amortized       Fair
                                                                 Cost         Value
                                                              ---------     ---------
                                                                   (In Thousands)
          Due in one year or less                             $   2,189     $   2,232
          Due after one year through five years                   1,209         1,270
          Due after five years through ten years                  2,478         2,543
          Due over ten years                                      4,096         3,939
          Mortgage-backed securities                                 48            49
                                                              ---------     ---------
                                                              $  10,020     $  10,033
                                                              =========     =========

          For the years ended December 31, 2002, 2001, and 2000, there were no sales of securities available for sale.

          Securities having a book value of $5,590,000 and $5,318,000 at December 31, 2002 and 2001 were pledged to secure public deposits and for other purposes required by law.

                   Notes to Consolidated Financial Statements

Note 3.   Loans and Related Party Transactions

          The composition of the net loans is as follows:

                                                                                             December 31,
                                                                                       ------------------------
                                                                                          2002          2001
                                                                                       ------------------------
                                                                                           (In Thousands)
          Mortgage loans on real estate:
             Construction                                                              $  38,063     $   21,926
             Secured by farmland                                                           2,774          1,677
             Secured by 1-4 family residential                                            70,773         53,419
             Multi-family residential                                                      6,258          3,982
             Nonfarm, nonresidential loans                                               123,478         83,624
          Loans to farmers (except those secured by real estate)                              42             12
          Commercial loans (except those secured by real estate)                          52,970         49,445
          Consumer installment loans (except those secured by real estate)                19,699         17,261
          Overdrafts reclassified from deposits                                              962            203
          All other loans                                                                    876            222
                                                                                       ---------     ----------
                                                                                       $ 315,895     $  231,771
          Less:
             Unearned income                                                                   1             12
             Allowance for loan losses                                                     3,340          2,459
                                                                                       ---------     ----------
                                                                                       $ 312,554     $  229,300
                                                                                       =========     ==========

          The Corporation, through its banking subsidiaries, has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers, their immediate families and affiliated companies in which they are principal shareholders (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. These persons and firms were indebted to the Banks for loans totaling $7,633,000 and $5,488,000 at December 31, 2002 and 2001, respectively. During 2002, total principal additions were $4,129,000 and total principal payments were $1,984,000.

                   Notes to Consolidated Financial Statements

Note 4.   Allowance for Loan Losses

          Changes in the allowance for loan losses are as follows:

                                                                   December 31,
                                                       -------------------------------------
                                                          2002         2001           2000
                                                       ----------   ----------    ----------
                                                                  (In Thousands)

            Balance, beginning                         $   2,459    $   2,000     $   1,689
              Provision for loan losses                    1,100          687           483
              Recoveries                                      66           67           110
              Loan losses charged to
                the allowance                               (285)        (295)         (282)
                                                       ----------   ----------    ----------
            Balance, ending                            $   3,340    $   2,459     $   2,000
                                                       ==========   ==========    ==========

          The following is a summary of information pertaining to impaired loans for the years ended December 31, 2002 and 2001:

                                                                            December 31,
                                                                    -------------------------
                                                                        2002           2001
                                                                    -------------------------
                                                                           (In Thousands)
          Impaired loans with a valuation allowance                 $    1,111      $      190
          Impaired loans without a valuation allowance                      --              --
                                                                    ----------      ----------
               Total impaired loans                                 $    1,111      $      190
                                                                    ==========      ==========

          Valuation allowance related to impaired loans             $      318      $      151
                                                                    ==========      ==========

          Average investment in impaired loans                      $      411      $      128
                                                                    ==========      ==========

          Interest income recognized on impaired loans              $       19      $       17
                                                                    ==========      ==========

          Interest income recognized on a cash basis
             on impaired loans                                      $       --      $       --
                                                                    ==========      ==========

                   Notes to Consolidated Financial Statements

          No additional funds are committed to be advanced in connection with impaired loans.

          Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $114,458 and $21,000 at December 31, 2002 and 2001,
          respectively. If interest on these loans had been accrued, such income would have approximated $2,000, $1,000 and $14,000 for 2002, 2001 and 2000, respectively.

Note 5.   Bank Premises and Equipment, Net

          Bank premises and equipment as of December 31, 2002 and 2001 consists of the following:

                                                           2002         2001
                                                         --------     --------
                                                            (In Thousands)

          Bank premises                                  $  5,415     $  4,785
          Furniture and equipment                           4,368        2,945
          Capital leases - property and equipment             257          257
          Bank premises and equipment in process              686          635
                                                         --------     --------
          Less accumulated depreciation                  $ 10,726     $  8,622
                                                            3,066        3,246
                                                         --------     --------
                                                         $  7,660     $  5,376
                                                         ========     ========

          Depreciation and amortization, related to Bank premises and equipment, included in operating expense for 2002, 2001 and 2000 was $498,000, $460,000, and $509,000, respectively.

Note 6.   Deposits

          The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2002 and 2001 was $48,568,000 and $31,278,000,
          respectively.

          At December 31, 2002, the scheduled maturities of time deposits are as follows (dollars in thousands):

                    Years Ending December 31:

                            2003                     $ 129,810
                            2004                        21,875
                            2005                        22,306
                            2006                         7,538
                            2007                        14,028
                                                     ---------
                                                     $ 195,557
                                                     =========

                   Notes to Consolidated Financial Statements

Note 7.  Income Taxes

         Net deferred tax assets consist of the following components as of December 31, 2002 and 2001:

                                                   2002              2001
                                             ----------------  ----------------
                                                      (In Thousands)
              Deferred tax assets:
                Allowance for loan losses        $ 1,028         $    749
                Deferred loan fees                   112               58
                Deferred benefit plans               116               81
                Other                                 10                2
                                                 -------         --------
                                                 $ 1,266         $    890
                                                 -------         --------
              Deferred tax liabilities:
                Depreciation                     $   247         $     49
                Other                                 --                1
                Securities available for sale        138               35
                                                 -------         --------
                                                 $   385         $     85
                                                 -------         --------
                Net deferred tax assets
                 included in other assets        $   881         $    805
                                                 =======         ========


         The provision for income taxes charged to operations for the years ended December 31, 2002, 2001 and 2000, consists of the following:


                                                      2002             2001          2000
                                                 -------------    -------------  -----------
                                                                  (In Thousands)
              Current tax expense                $       2,274    $      1,799    $    1,629
              Deferred tax (benefit)                      (179)           (175)         (172)
                                                 -------------    ------------    ----------
                                                 $       2,095    $      1,624    $    1,457
                                                 -------------    ------------    ----------

         The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 2002, 2001 and 2000, due to the following:

                                                      2002              2001         2000
                                                 -------------    -------------- -----------
                                                                  (In Thousands)

              Computed "expected" tax expense    $     2,196      $       1,657  $     1,360
              Increase (decrease) in income
               taxes resulting from:
                Nondeductible merger expenses             --                  9          116
                Tax-exempt interest income              (102)               (49)         (26)
                Other                                      1                  7            7
                                                 -----------      ------------- ------------
                                                       2,095      $       1,624  $     1,457
                                                 ===========      =============  ===========

                   Notes to Consolidated Financial Statements

Note 8.   Leases

          Capital Leases

            The Marathon Bank has a lease agreement on a branch facility. The liability is payable in monthly installments of $1,991 through May 31, 2016 at an interest rate of 8%. The capital lease payable at December 31, 2002 in the amount of $196,000 represents the present value of the balance due in future years for lease rentals discounted at the respective interest rates. Since the term of the lease is approximately the same as the estimated useful life of the assets, and the present value of the future minimum lease payments at the beginning of the lease approximated the fair value of the leased assets at that date, the lease is considered to be a capital lease and has been so recorded.

            The following is a schedule by years of the future minimum lease payments under the capital lease together with the present value of the net minimum lease payments as of December 31, 2002:

               Years ending December 31 (dollars in thousands):

                2003                                         $        24
                2004                                                  24
                2005                                                  24
                2006                                                  24
                2007                                                  24
                Later years                                          200
                                                             -----------
                   Total minimum lease payments              $       320
                Less the amount representing interest                124
                                                             -----------
                   Present value of net minimum
                    lease payments                           $       196
                                                             ===========

          Operating Leases

            Rockingham Heritage Bank has entered into a five-year operating lease with an entity of which a director of the Corporation is a shareholder. The lease expires on November 30, 2005 and has four five-year renewal options. The lease provides for an annual rental of $28,980 for the initial lease beginning December 1, 2000. The total minimum lease commitment at December 31, 2002 under this lease is $84,525.

            The Banks were obligated under a number of other noncancelable leases for various banking premises, which including renewal options, expire through 2006. Total rental expense on premises and equipment for 2002, 2001 and 2000, was $226,000, $191,000, and
            $151,000, respectively.

                   Notes to Consolidated Financial Statements

            Minimum rental commitments under noncancelable operating leases with terms in excess of one year as of December 31, 2002 were as follows (dollars in thousands):

             2003                                             $     203
             2004                                                   176
             2005                                                   138
             2006                                                    93
             2007                                                    36
             Later years                                            176
                                                              ---------
                                                              $     822
                                                              =========

Note 9.   Commitments and Contingent Liabilities

          In the normal course of business, there are other outstanding commitments and contingent liabilities which are not reflected in the accompanying financial statements. See Note 13 with respect to financial instruments with off-balance-sheet risk.

          As members of the Federal Reserve System, the banking subsidiaries are required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 2002 and 2001, the aggregate amounts of daily average required balances were approximately $1,823,000 and $1,530,000, respectively.

          The Banks are required to maintain certain required reserve balances with its correspondent bank. Those required balances were $7,900,000 and $3,800,000 for 2002 and 2001, respectively.

Note 10.  Dividend Restrictions

          Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Banks to the Corporation. The total amount of dividends which may be paid at any date is generally limited to the current year earnings and earnings retained for the two proceeding years.

          At December 31, 2002, the Banks' retained earnings available for the payment of dividends was $7,781,000. Accordingly, $24,093,000 of the Corporation's equity in the net assets of the Banks was restricted at December 31, 2002.

          In addition, dividends paid by the Banks to the Corporation would be prohibited if the effect thereof would cause the Banks' capital to be reduced below applicable minimum capital requirements.

                   Notes to Consolidated Financial Statements

Note 11.    Financial Instruments With Off-Balance-Sheet Risk

            The Banks are party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and commercial lines of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

            The Banks' exposure to credit loss is represented by the contractual amount of these commitments. The Banks follow the same credit policies in making commitments as it does for on-balance-sheet instruments.

            At December 31, 2002 and 2001, the following financial instruments were outstanding whose contract amounts represent credit risk:

                                                                         Contract Amount
                                                              -------------------------------
                                                                    2002            2001
                                                              --------------   --------------
                                                                       (In Thousands)
                     Commitments to grant loans                $   19,791      $    15,693
                     Standby letters of credit                      3,541            1,679
                     Unfunded commitments under
                       lines of credit                             40,127           30,250

            Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Banks, is based on management's credit evaluation of the counterparty.

            Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit generally are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Banks are committed.

            Commercial and standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Banks generally hold collateral supporting those commitments for which collateral is deemed necessary.

                   Notes to Consolidated Financial Statements

            The Banks have cash accounts in other commercial banks. The amount on deposit at these banks at December 31, 2002 exceeded the insurance limits of the Federal Deposit Insurance Corporation by approximately $11,500,000.

Note 12.    Employee Benefit Plans

            The Marathon Bank and Rockingham Heritage Bank each have a 401(k) Profit Sharing Plan covering employees who have completed 90 days of service and are at least 18 years of age. Employees may contribute compensation subject to certain limits based on federal tax laws. The Bank makes discretionary matching contributions equal to 100 percent of an employee's compensation contributed to the Plan up to 5 percent of the employee's compensation. Additional amounts may be contributed, at the option of the Bank's Board of Directors. These additional contributions generally amount to 4.5 percent of eligible employee's compensation. Employer contributions vest to the employee over a six-year period.

            For the years ended December 31, 2002, 2001 and 2000, expense attributable to these retirement plans amounted to $183,000, $168,000 and $166,000, respectively.

Note 13.    Fair Value of Financial Instruments and Interest Rate Risk

            The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

              Cash and Short-Term Investments

                For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

              Securities

                For securities, fair values are based on quoted market prices or dealer quotes.

              Loans Held for Sale

                Fair values are based on quoted market prices of similar loans sold on the secondary market.

                   Notes to Consolidated Financial Statements

Loan Receivables

  For certain homogeneous categories of loans, such as some residential mortgages, and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits and Borrowings

  The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value of all other deposits and borrowings is determined using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar products.

Accrued Interest

  The carrying amounts of accrued interest approximate fair value.

Off-Balance-Sheet Financial Instruments

  The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of stand-by letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

  At December 31, 2002 and 2001, the carrying amounts of loan commitments and stand-by letters of credit approximated fair values.

                                                     2002                                  2001
                                     ------------------------------------  -------------------------------------
                                         Carrying             Fair              Carrying            Fair
                                          Amount              Value              Amount             Value
                                     -----------------  -----------------  -------------------  ----------------
                                                 (Thousands)                            (Thousands)
 Financial assets:
    Cash and short-term
     investments                     $       43,784     $       43,784     $       39,865       $       39,865
    Securities                               25,296             25,272             21,393               21,475
    Loans held for sale                          --                 --                471                  471
    Loans                                   312,554            315,184            229,300              237,883
    Accrued interest receivable               1,645              1,645              1,398                1,398


 Financial liabilities:
    Deposits                         $      345,062     $      348,888     $      257,637       $      267,769
    Federal Home Loan Bank
        advances                              9,000              9,049              7,000                6,829
    Short-term borrowings                       535                535                559                  559
    Capital lease payable                       196                205                204                  234
    Trust preferred capital notes             7,000              7,000              7,000                7,000
    Accrued interest payable                    401                401                422                  422


  The Corporation, through its banking subsidiaries, assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of their financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Corporation's overall interest rate risk.

                   Notes to Consolidated Financial Statements

Note 14.      Minimum Regulatory Capital Requirements

  The Corporation (on a consolidated basis) and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt correction action provisions are not applicable to bank holding companies.

  Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002 and 2001, that the Corporation and the Banks met all capital adequacy requirements to which they are subject.

  As of December 31, 2002, the most recent notification from the Federal Reserve Bank categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below.

  There are no conditions or events since the notification that management believes have changed the Banks' category. The Corporation's and the Banks' capital amounts and ratios as of December 31, 2002 and 2001 are also presented in the table.

                   Notes to Consolidated Financial Statements

                                                                                                            Minimum
                                                                                                           To Be Well
                                                                                                       Capitalized Under
                                                                          Minimum Capital              Prompt Corrective
                                                  Actual                    Requirement                Action Provisions
                                       ---------------------------- ---------------------------- ------------------------------
                                           Amount        Ratio          Amount        Ratio            Amount         Ratio
                                       -------------- ------------- -------------- ------------- ------------------------------
                                                                           (Amount in Thousands)
As of December 31, 2002:
  Total Capital to Risk
    Weighted Assets:
      Consolidated                     $   39,895        12.56%     $   25,418        8.00%                 N/A          N/A
      The Marathon Bank                $   18,272        10.55%     $   13,861        8.00%      $       17,326        10.00%
      Rockingham Heritage Bank         $   16,693        11.68%     $   11,430        8.00%      $       14,288        10.00%
  Tier 1 Capital to Risk
    Weighted Assets:
      Consolidated                     $   36,555        11.51%     $   12,709        4.00%                 N/A          N/A
      The Marathon Bank                $   16,444         9.49%     $    6,930        4.00%      $       10,395         6.00%
      Rockingham Heritage Bank         $   15,182        10.63%     $    5,715        4.00%      $        8,573         6.00%
  Tier 1 Capital to
    Average Assets:
      Consolidated                     $   36,555         9.61%     $   15,211        4.00%                 N/A          N/A
      The Marathon Bank                $   16,444         7.68%     $    8,565        4.00%      $       10,706         5.00%
      Rockingham Heritage Bank         $   15,182         9.14%     $    6,646        4.00%      $        8,308         5.00%

As of December 31, 2001:
  Total Capital to Risk
    Weighted Assets:
      Consolidated                     $   35,137        15.10%     $   18,615        8.00%                 N/A          N/A
      The Marathon Bank                $   13,324        11.28%     $    9,452        8.00%      $       11,814        10.00%
      Rockingham Heritage Bank         $   13,096        11.50%     $    9,114        8.00%      $       11,392        10.00%
  Tier 1 Capital to Risk
    Weighted Assets:
      Consolidated                     $   32,678        14.04%     $    9,308        4.00%                 N/A          N/A
      The Marathon Bank                $   12,015        10.17%     $    4,726        4.00%      $        7,089         6.00%
      Rockingham Heritage Bank         $   11,946        10.49%     $    4,557        4.00%      $        6,835         6.00%
  Tier 1 Capital to
    Average Assets:
      Consolidated                     $   32,678        11.41%     $   11,458        4.00%                 N/A          N/A
      The Marathon Bank                $   12,015         7.69%     $    6,246        4.00%      $        7,808         5.00%
      Rockingham Heritage Bank         $   11,946         9.17%     $    5,212        4.00%      $        6,515         5.00%

                   Notes to Consolidated Financial Statements

Note 15.      Stock Compensation Plans

  The Corporation's Long-Term Incentive Plan allows for incentive stock options and nonqualified stock options to be granted to certain key employees and directors with an exercise price to be not less than 100% of the Fair Market Value of the Stock on the day the stock option is granted. 440,000 shares of the Corporation's common stock plus sufficient shares to cover the options outstanding under the Corporation's previous plan have been reserved for the issuance of stock options under the Plan. All options expire ten years from the grant date and vest 25% at the date of grant and 25% each year for the three years following the grant year.

          A summary of the activity in the stock option plans follows:

                                                    2002                            2001                             2000
                                       ------------------------------- ------------------------------- -----------------------------
                                                          Weighted                        Weighted                         Weighted
                                           Number         Average           Number         Average          Number         Average
                                             of           Exercise            of          Exercise            of           Exercise
                                           Shares          Price            Shares          Price           Shares          Price
                                       -------------  ---------------- --------------  --------------- --------------  -------------

 Outstanding at beginning of year          126,375    $       5.11         222,622     $       4.31         229,143    $       4.81
 Granted                                   245,000            8.13           1,000             7.75              --              --
 Exercised                                 (28,000)           5.33         (95,471)            3.25          (5,000)           5.00
 Forfeited                                 (12,000)           7.30          (1,776)            6.83          (1,521)           5.91
                                       -----------                     -----------                     ------------
 Outstanding at end of year                331,375    $       7.25         126,375     $       5.11         222,622    $       4.31
                                       ===========                     ===========                     ============

 Options exercisable at year-end           199,625    $       6.46         111,625     $       5.11         179,099    $       3.98
 Weighted-average fair value of
    options granted during the year    $      2.29                     $      2.20                     $         --

          The fair value of each grant is estimated at the grant date using the Black-Scholes option-pricing model. The estimates were calculated using the following weighted-average assumptions for grants in 2002 and 2001, respectively: Dividend rate of .08% and .07%, price volatility of 22.26% and 21.12%, risk-free interest rate of 4.01% and 4.53%, and expected lives of 5 years. There were no options granted in 2000.

          Information pertaining to options outstanding at December 31, 2002 is as follows:

                                      Options Outstanding           Options Exercisable
                               ---------------------------------   ----------------------
                                                    Weighted
                                                    Average
                                                   Remaining
                 Exercise           Number        Contractual              Number
                  Price           Outstanding         Life              Exercisable
               --------------  ---------------  ----------------   ----------------------
               $      5.00            96,375           3.75                 96,375
                      7.25             5,000           3.75                  5,000
                      7.75             1,000           3.75                    500
                      7.30           166,000           8.75                 81,000
                     10.53            63,000           9.75                 16,750
                                ------------                         -------------
               Outstanding at
                end of year          331,375           7.40                199,625
                               =============                         =============

                   Notes to Consolidated Financial Statements

Note 16.  Earnings Per Share

  The following shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of diluted potential common stock. Potential dilutive common stock had no effect on income available to common shareholders.


                                    2002                             2001                            2000
                       -----------------------------    ---------------------------     --------------------------
                                             Per                              Per                            Per
                                            Share                            Share                          Share
                            Shares         Amount            Shares         Amount           Shares         Amount
                       ------------    -------------    -------------    ----------     -------------   ----------
 Basic earnings
   per share             4,537,185      $       0.96        4,514,377     $    0.72         4,561,439    $    0.56
                                       =============                     ==========                     ==========
 Effect of dilutive
   securities:
      Stock options         83,903                             77,357                          53,584
                       ------------                     -------------                   -------------
 Diluted earnings
   per share             4,621,088      $       0.94        4,591,734     $    0.71         4,615,023    $    0.55
                       ============    =============    =============    ==========     =============   ==========

  In 2002, stock options representing 63,000 shares were not included in computing diluted EPS because their effects were antidilutive. In 2000, stock options representing 19,523 shares were not included in computing diluted EPS because their effects were antidilutive.

Note 17.  Borrowings

  The Corporation's banking subsidiaries has a line of credit with the Federal Home Loan Bank (FHLB) of Atlanta for $49,700,000 and $46,200,000 as of December 31, 2002 and 2001, respectively. Advances bear interest at a fixed or floating rate depending on the terms and maturity of each advance and numerous renewal options are available. These advances are secured by 1-4 family residential mortgages. The unused line of credit totaled $40,700,000 and $39,200,000 at December 31, 2002 and 2001, respectively. On some fixed rate advances the FHLB may convert the advance to an indexed floating interest rate at some set point in time for the remainder of the term. If the advance converts to a floating interest rate, the Banks may pay back all or part of the advance without a prepayment penalty. Floating rate advances may be paid back at any time without penalty.

  As of December 31, 2002, the fixed-rate long-term debt totaled $7,000,000 and matures through April 6, 2011. The interest rates on the fixed-rate note payable ranges from 2.31% to 7.07%.

  As of December 31, 2002, the floating-rate long-term debt totaled $2,000,000 and matures through May 15, 2003. The interest rate on the floating-rate long-term debt ranges from 1.30% to 1.53% during 2002.

                   Notes to Consolidated Financial Statements

  The contractual maturities of FHLB advances as of December 31, 2002 are as follows (dollars in thousands):


                                 Fixed Rate       Floating Rate         Total
                              ---------------    ---------------      ----------
    Due in 2003                  $    1,000      $       2,000        $   3,000
    Due in 2004                       3,000                 --            3,000
    Due in 2005                       1,000                 --            1,000
    Due in 2011                       2,000                 --            2,000
                              -------------      -------------        ---------
                              $       7,000      $       2,000        $   9,000
                              =============      =============        =========

  On November 7, 2001, Premier Statutory Trust I, a wholly-owned subsidiary of the Corporation, was formed for the purpose of issuing redeemable Capital Securities. On December 18, 2001, $7 million of trust preferred securities were issued through a pooled underwriting totaling approximately $300 million. The securities have a LIBOR-indexed floating rate of interest. The interest rate as of December 31, 2002 was 1.41%. Interest is payable monthly. The securities have a mandatory redemption date of December 18, 2031, and are subject to varying call provisions beginning December 18, 2006. The principal asset of the Trust is $7 million of the Corporation's junior subordinated debt securities with the like maturities and like interest rates to the Capital Securities.

  The Trust Preferred Securities may be included in Tier 1 capital for regulatory capital adequacy determination purposes up to 25% of Tier I capital after its inclusion. The portion of the Trust Preferred not considered as Tier I capital may be included in Tier II capital.

  The obligations of the Corporation with respect to the issuance of the Capital Securities constitute a full and unconditional guarantee by the Corporation of the Trust's obligations with respect to the Capital Securities.

  Subject to certain exceptions and limitations, the Corporation may elect from time to time to defer interest payments on the junior subordinated debt securities, which would result in a deferral of distribution payments on the related Capital Securities.

                   Notes to Consolidated Financial Statements

Note 18.      Other Expenses

  The Corporation and its subsidiaries had the following expenses as of December 2002, 2001 and 2000 as follows:

                                      2002             2001            2000
                                ---------------- --------------- ------------
Advertising                      $          375  $          154  $        130
ATM Expense                                 257             210           208
Directors' fees                             275             208           191
Postage expense                             262             208           180
Stationary and supplies                     328             213           213
Other (no item** 1% of revenue)           1,734           1,339         1,328
                                ---------------  --------------  ------------
                                 $        3,231  $        2,332  $      2,250
                                ===============  ==============  ============

** Denotes Greater than

                   Notes to Consolidated Financial Statements

Note 19.  Parent Corporation Only Financial Statements

                       PREMIER COMMUNITY BANKSHARES, INC.
                            (Parent Corporation Only)

                                 Balance Sheets
                           December 31, 2002 and 2001

                                                           2002          2001
                                                       ------------   ----------
                                                             (In Thousands)
 Assets
    Cash                                               $        315   $      319
    Interest bearing deposits with subsidiary banks           3,582        7,000
    Federal funds sold                                          295        1,542
    Accrued interest receivable                                   2            5
    Investment in subsidiaries                               31,874       24,040
    Equipment, net                                              900           --
    Other assets                                                724          431
                                                       ------------   ----------
          Total assets                                 $     37,692   $   33,337
                                                       ============   ==========

Liabilities
    Accrued expenses                                   $        185   $       49
    Dividends payable                                           683          543
    Trust preferred capital notes                             7,000        7,000
                                                       ------------   ----------
                                                       $      7,868   $    7,592
                                                       ============   ==========

 Shareholders' Equity
    Preferred stock                                    $         --   $       --
    Common stock                                              4,555        4,527
    Capital surplus                                          14,977       14,808
    Retained earnings                                        10,023        6,342
    Accumulated other comprehensive income                      269           68
                                                       ------------   ----------
         Total shareholders' equity                    $     29,824   $   25,745
                                                       ------------   ----------
         Total liabilities and shareholders' equity    $     37,692   $   33,337
                                                       ============   ==========

                   Notes to Consolidated Financial Statements


                       PREMIER COMMUNITY BANKSHARES, INC.
                            (Parent Corporation Only)

                              Statements of Income
                  Years Ended December 31, 2002, 2001 and 2000

                                                             2002           2001           2000
                                                        ------------    ------------    ----------
                                                                       (In Thousands)
 Income
    Dividends from subsidiaries                         $         --    $        --     $    2,684
    Interest on securities available for sale, taxable            --              9             32
    Interest on federal funds sold                                11             78             --
    Interest on deposits in other banks                          155              5             --
    Management fee income                                         31             --             --
                                                        ------------    -----------     ----------
               Total income                             $        197    $        92     $    2,716
                                                        ------------    -----------     ----------

 Expenses
    Interest expense on trust preferred capital notes   $        392    $        14     $       --
    Other expenses                                               221            149             20
                                                        ------------    -----------     ----------
               Total expense                            $        613    $       163     $       20
                                                        ------------    -----------     ----------

            Income (loss) before income taxes and
                 undistributed income of subsidiaries   $       (416)   $       (71)    $    2,696
 Provision for income tax expense (benefit)                     (148)           (24)             4
                                                        ------------    -----------     ----------
           Income (loss) before undistributed
               income of subsidiaries                   $       (268)   $       (47)    $    2,692
Undistributed income (excess distribution of income)
    of subsidiaries                                            4,632          3,297           (148)
                                                        ------------    -----------     ----------
            Net income                                  $      4,364    $     3,250     $    2,544
                                                        ============    ===========     ==========

                   Notes to Consolidated Financial Statements


                       PREMIER COMMUNITY BANKSHARES, INC.
                            (Parent Corporation Only)

                            Statements of Cash Flows
                  Years Ended December 31, 2002, 2001 and 2000

                                                                         2002            2001            2000
                                                                     ------------    ------------    ------------
                                                                                    (In Thousands)
Cash Flows from Operating Activities
  Net income                                                         $      4,364    $      3,250    $      2,544
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
  Depreciation expense                                                         31              --              --
  Amortization of securities discounts, net                                    --              --               1
  (Undistributed income) excess distribution of
   income of subsidiary                                                    (4,632)         (3,297)            148
  (Increase) in other assets                                                 (290)           (278)             --
  Increase (decrease) in accrued expenses                                     133            (101)             (8)
                                                                     ------------    ------------    ------------
         Net cash provided by (used in) operating activities         $       (394)   $       (426)   $      2,685
                                                                     ------------    ------------    ------------

Cash Flows from Investing Activities
  Increase in investment in subsidiaries                             $     (3,000)   $         --    $         --
  Purchase of equipment                                                      (931)             --              --
  Proceeds from maturity of securities available for sale                      --             501              --
  (Increase) decrease in investment in certificates
    of deposit with subsidiaries                                            3,418          (7,000)             --
                                                                     ------------    ------------    ------------
         Net cash (used in) investing activities                     $       (513)   $     (6,499)   $         --
                                                                     ------------    ------------    ------------

Cash Flows from Financing Activities
  Net proceeds from issuance of common stock                         $        197    $        463    $         25
  Proceeds from trust preferred capital notes                                  --           7,000              --
  Acquisition of common stock                                                  --            (793)            (81)
  Payment of dividends                                                       (541)           (455)           (185)
                                                                     ------------    ------------    ------------
         Net cash provided by (used in) financing activities         $       (344)   $      6,215    $       (241)
                                                                     ------------    ------------    ------------

         Increase (decrease) in cash
           and cash equivalents                                      $     (1,251)   $       (710)   $      2,444

Cash and Cash Equivalents
  Beginning                                                                 1,861           2,571             127
                                                                     ------------    ------------    ------------

  Ending                                                             $        610    $      1,861    $      2,571
                                                                     ============    ============    ============